Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2022 Fourth Quarter Results

BATON ROUGE, LA / ACCESSWIRE / January 25, 2023 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended December 31, 2022. Investar reported net income of $8.9 million, or $0.88 per diluted common share, for the fourth quarter of 2022, compared to net income of $7.3 million, or $0.73 per diluted common share, for the quarter ended September 30, 2022, and net income of $6.9 million, or $0.67 per diluted common share, for the quarter ended December 31, 2021.

On a non-GAAP basis, core earnings per diluted common share for the fourth quarter of 2022 were $0.62 compared to $0.71 for the third quarter of 2022 and $0.56 for the fourth quarter of 2021. Core earnings exclude certain non-operating items including, but not limited to, income from insurance proceeds, loss on sale or disposition of fixed assets, severance, and the Employee Retention Credit (“ERC”) (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo said:

“This year presented unique challenges due to a rapidly rising interest rate environment and tightening financial conditions. Despite the effects of the macroeconomic environment, we reported record annual net income of $35.7 million. In the fourth quarter, we experienced strong organic loan growth of 5.0%, or 20.0% annualized, and the loan portfolio reached an all-time high of over $2.1 billion. Credit quality metrics improved further as nonperforming loans represented only 0.51% of total loans compared to 0.65% in the third quarter, and we continue to experience minimal loss from charge-offs.

Loan yields increased in the fourth quarter as we originated new loans, completed renewals at higher rates, and realized the benefits of the variable rate portion of our loan portfolio. However, our cost of short-term borrowings increased as a result of interest rate hikes by the Federal Reserve, and we repriced deposits with a focus on short-term maturities to take market share in our core markets, which compressed our margin. In anticipation of a continued transitional interest rate environment, we have strategically positioned our balance sheet for long-term value creation.

We are also continually evaluating opportunities to reduce our physical branch footprint and further improve efficiency through digital initiatives. In the first quarter of 2023, the sale of our two south Texas branches is expected to close, and we will consolidate an additional branch located in our Louisiana market. While challenges remain, we are proactively identifying opportunities for improvement to add long-term value for our shareholders.”

Fourth Quarter Highlights

•	Total loans increased $99.1 million, or 4.9%, to $2.10 billion at December 31, 2022 compared to $2.01 billion at September 30, 2022, and increased $232.8 million, or 12.4%, compared to $1.87 billion at December 31, 2021. Excluding Paycheck Protection Program (“PPP”) loans, total loans increased $99.3 million, or 5.0% (20.0% annualized), to $2.10 billion at December 31, 2022 compared to $2.00 billion at September 30, 2022 and increased $254.4 million, or 13.8%, compared to December 31, 2021.

•

Commercial and industrial loans increased $37.3 million, or 9.4%, to $435.1 million at December 31, 2022 compared to $397.8 million at September 30, 2022, and increased $124.3 million, or 40.0%, compared to $310.8 million at December 31, 2021. Excluding PPP loans, commercial and industrial loans increased $37.6 million, or 9.5%, to $433.4 million at December 31, 2022 compared to $395.9 million at September 30, 2022 and increased $145.9 million, or 50.8%, compared to $287.5 million at December 31, 2021.

•

Credit quality continues to strengthen with nonperforming loans improving to 0.51% of total loans at December 31, 2022 compared to 0.65% and 1.58% at September 30, 2022 and December 31, 2021, respectively.

•	The yield on the loan portfolio increased to 5.07% for the quarter ended December 31, 2022 compared to 4.86% and 4.68% for the quarters ended September 30, 2022 and December 31, 2021, respectively.

•

Total deposits increased $29.7 million, or 1.4% (5.6% annualized), to $2.08 billion at December 31, 2022 compared to $2.05 billion at September 30, 2022. Total deposits decreased $37.9 million, or 1.8%, compared to $2.12 billion at December 31, 2021.

•	Book value per common share increased to $21.79 at December 31, 2022, or 4.9% (19.6% annualized), compared to $20.78 at September 30, 2022 and decreased 7.1% compared to $23.45 at December 31, 2021. Tangible book value per common share increased to $17.43 at December 31, 2022, or 6.3% (25.2% annualized), compared to $16.40 at September 30, 2022 and decreased 9.2% compared to $19.20 at December 31, 2021.

•	Noninterest expense decreased $2.1 million, or 12.9%, to $13.9 million for the quarter ended December 31, 2022 compared to $16.0 million for the quarter ended September 30, 2022, and remained flat compared to $13.9 million for the quarter ended December 31, 2021. Core noninterest expense decreased to $15.6 million for the quarter ended December 31, 2022 compared to $16.0 million and $15.7 million for the quarters ended September 30, 2022 and December 31, 2021, respectively.

•	Return on average assets improved to 1.32% for the quarter ended December 31, 2022 compared to 1.11% for the quarter ended September 30, 2022 and 1.06% for the quarter ended December 31, 2021. Core return on average assets decreased to 0.92% for the quarter ended December 31, 2022 compared to 1.08% for the quarter ended September 30, 2022 and increased from 0.89% for the quarter ended December 31, 2021.

•	Efficiency ratio improved to 53.59% for the quarter ended December 31, 2022 compared to 61.10% for the quarter ended September 30, 2022 and 60.10% for the quarter ended December 31, 2021. Core efficiency ratio increased to 63.35% for the quarter ended December 31, 2022 compared to 61.63% for the quarter ended September 30, 2022 and improved from 66.54% for the quarter ended December 31, 2021.

Loans

Total loans were $2.10 billion at December 31, 2022, an increase of $99.1 million, or 4.9%, compared to September 30, 2022, and an increase of $232.8 million, or 12.4%, compared to December 31, 2021.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	12/31/2022	9/30/2022	12/31/2021	$	%	$	%	12/31/2022	12/31/2021
Mortgage loans on real estate
Construction and development	$201,633	$220,609	$203,204	$(18,976)	(8.6)%	$(1,571)	(0.8)%	9.6%	10.9%
1-4 Family	401,377	391,857	364,307	9,520	2.4	37,070	10.2	19.1	19.4
Multifamily	81,812	57,306	59,570	24,506	42.8	22,242	37.3	3.9	3.2
Farmland	12,877	14,202	20,128	(1,325)	(9.3)	(7,251)	(36.0)	0.6	1.1
Commercial real estate
Owner-occupied	445,148	445,671	460,205	(523)	(0.1)	(15,057)	(3.3)	21.1	24.6
Nonowner-occupied	513,095	464,520	436,172	48,575	10.5	76,923	17.6	24.4	23.3
Commercial and industrial	435,093	397,759	310,831	37,334	9.4	124,262	40.0	20.7	16.6
Consumer	13,732	13,753	17,595	(21)	(0.2)	(3,863)	(22.0)	0.6	0.9
Total loans	2,104,767	2,005,677	1,872,012	99,090	4.9%	232,755	12.4%	100%	100%
Loans held for sale	—	—	620	—	—	(620)	(100.0)
Total gross loans	$2,104,767	$2,005,677	$1,872,632	$99,090	4.9%	$232,135	12.4%

In the second quarter of 2020, the Bank began participating as a lender in the PPP as established by the CARES Act. The PPP loans are generally 100% guaranteed by the Small Business Administration (“SBA”), have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At December 31, 2022, the balance of the Bank’s PPP loans, which is included in the commercial and industrial portfolio, was $1.7 million, compared to $1.9 million at September 30, 2022 and $23.3 million at December 31, 2021. At December 31, 2022, approximately 99% of the total balance of PPP loans originated had been forgiven by the SBA or paid off by the customer.

At December 31, 2022, Investar’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $880.2 million, an increase of $36.8 million, or 4.4%, compared to the business lending portfolio of $843.4 million at September 30, 2022, and an increase of $109.2 million, or 14.2%, compared to the business lending portfolio of $771.0 million at December 31, 2021. The increase in the business lending portfolio compared to September 30, 2022 and December 31, 2021 is primarily driven by increased loan production by our Commercial and Industrial Division, partially offset by the forgiveness of PPP loans and a decrease in owner-occupied commercial real estate loans.

Nonowner-occupied loans totaled $513.1 million at December 31, 2022, an increase of $48.6 million, or 10.5%, compared to $464.5 million at September 30, 2022, and an increase of $76.9 million, or 17.6%, compared to $436.2 million at December 31, 2021. The increase in nonowner-occupied loans compared to September 30, 2022 and December 31, 2021 is due to organic growth.

Credit Quality

Nonperforming loans were $10.7 million, or 0.51% of total loans, at December 31, 2022, a decrease of $2.4 million compared to $13.1 million, or 0.65% of total loans, at September 30, 2022, and a decrease of $18.8 million compared to $29.5 million, or 1.58% of total loans, at December 31, 2021. The decrease in nonperforming loans compared to December 31, 2021 is mainly attributable to a large paydown on the loan relationship that was impaired as a result of Hurricane Ida in the third quarter of 2021, as well as continued efforts to reduce our exposure to one commercial and industrial oil and gas loan relationship during the quarter ended December 31, 2022. Included in nonperforming loans are acquired loans with a balance of $2.0 million at December 31, 2022, or 19% of nonperforming loans.

The allowance for loan losses was $24.4 million, or 228.4% and 1.16% of nonperforming and total loans, respectively, at December 31, 2022, compared to $23.2 million, or 176.6% and 1.15%, respectively, at September 30, 2022, and $20.9 million, or 70.6% and 1.11%, respectively, at December 31, 2021.

The provision for loan losses was $1.3 million for the quarter ended December 31, 2022 compared to $1.2 million and $0.7 million for the quarters ended September 30, 2022 and December 31, 2021, respectively. The increase in the provision for loan losses compared to the quarters ended September 30, 2022 and December 31, 2021, is primarily attributable to organic loan growth.

Deposits

Total deposits at December 31, 2022 were $2.08 billion, an increase of $29.7 million, or 1.4%, compared to $2.05 billion at September 30, 2022, and a decrease of $37.9 million, or 1.8%, compared to $2.12 billion at December 31, 2021. The increase in time deposits compared to September 30, 2022 and December 31, 2021 is due to increased rates offered to remain competitive in our markets, as we adjusted our strategy in response to the rising interest rate environment after running off higher yielding time deposits through the end of the second quarter. The decreases in the remaining categories compared to September 30, 2022 and December 31, 2021 are primarily driven by customers drawing down on their existing deposit accounts. During 2021 we experienced large increases in both noninterest and interest-bearing demand deposits, and in money market deposit accounts and savings accounts, primarily driven by reduced spending by consumer and business customers related to the COVID-19 pandemic, and increases in PPP borrowers’ deposit accounts.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

								Percentage of
				Linked Quarter Change		Year/Year Change		Total Deposits
	12/31/2022	9/30/2022	12/31/2021	$	%	$	%	12/31/2022	12/31/2021
Noninterest-bearing demand deposits	$580,741	$590,610	$585,465	$(9,869)	(1.7)%	$(4,724)	(0.8)%	27.9%	27.6%
Interest-bearing demand deposits	565,598	624,025	650,868	(58,427)	(9.4)	(85,270)	(13.1)	27.1	30.7
Money market deposit accounts	208,596	251,213	255,501	(42,617)	(17.0)	(46,905)	(18.4)	10.0	12.1
Savings accounts	155,176	167,131	180,837	(11,955)	(7.2)	(25,661)	(14.2)	7.5	8.5
Time deposits	572,254	419,704	447,595	152,550	36.3	124,659	27.9	27.5	21.1
Total deposits	$2,082,365	$2,052,683	$2,120,266	$29,682	1.4%	$(37,901)	(1.8)%	100.0%	100.0%

Stockholders’ Equity

Stockholders’ equity was $215.8 million at December 31, 2022, an increase of $10.1 million, or 4.9%, compared to September 30, 2022, and a decrease of $26.8 million, or 11.1%, compared to December 31, 2021. The increase in stockholders’ equity compared to September 30, 2022 is primarily attributable to the net income for the quarter along with a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio. The decrease in stockholders’ equity compared to December 31, 2021 is primarily attributable to an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio, partially offset by net income for fiscal year 2022.

Net Interest Income

Net interest income for the fourth quarter of 2022 totaled $22.5 million, a decrease of $0.9 million, or 4.0%, compared to the third quarter of 2022, and an increase of $1.1 million, or 4.9%, compared to the fourth quarter of 2021. Included in net interest income for the quarters ended December 31, 2022, September 30, 2022 and December 31, 2021 is $0.1 million, $0.1 million, and $0.2 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended September 30, 2022 and December 31, 2021 are interest recoveries of $0.1 million and $0.1 million, respectively. There were no interest recoveries for the quarter ended December 31, 2022.

Investar’s net interest margin was 3.50% for the quarter ended December 31, 2022, compared to 3.77% for the quarter ended September 30, 2022 and 3.57% for the quarter ended December 31, 2021. The decrease in net interest margin for the quarter ended December 31, 2022 compared to the quarter ended September 30, 2022 was driven by a 66 basis point increase in the overall cost of funds, partially offset by a 23 basis point increase in the yield on interest-earning assets. The decrease in net interest margin for the quarter ended December 31, 2022 compared to the quarter ended December 31, 2021 was driven by a 93 basis point increase in the overall cost of funds, partially offset by a 62 basis point increase in the yield on interest-earning assets.

The yield on interest-earning assets was 4.57% for the quarter ended December 31, 2022, compared to 4.34% for the quarter ended September 30, 2022 and 3.95% for the quarter ended December 31, 2021. The increase in the yield on interest-earning assets compared to the quarter ended September 30, 2022 was driven by a 21 basis point increase in the yield on our loan portfolio and a 17 basis point increase in the yield on the taxable securities portfolio. The increase in the yield on interest-earning assets compared to the quarter ended December 31, 2021 was driven by a 39 basis point increase in the yield on our loan portfolio and a 94 basis point increase in the yield on the taxable securities portfolio.

Exclusive of PPP loans, which had an average balance of $1.9 million and related interest and fee income of $9,000 for the quarter ended December 31, 2022, compared to an average balance of $2.5 million and related interest and fee income of $0.1 million for the quarter ended September 30, 2022 and an average balance of $33.2 million and related interest and fee income of $1.0 million for the quarter ended December 31, 2021, adjusted net interest margin was 3.50% for the quarter ended December 31, 2022, compared to an adjusted net interest margin of 3.76% for the quarter ended September 30, 2022 and 3.46% for the quarter ended December 31, 2021. Included in PPP interest and fee income for the quarters ended September 30, 2022 and December 31, 2021 is $0.1 million and $0.8 million, respectively, of accelerated fee income recognized due to the forgiveness or pay-off of PPP loans prior to maturity. There was no accelerated fee income recognized due to the forgiveness or pay-off of PPP loans prior to maturity during the quarter ended December 31, 2022. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, and accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, all discussed above, adjusted net interest margin decreased to 3.49% for the quarter ended December 31, 2022, compared to 3.72% for the quarter ended September 30, 2022, and increased compared to 3.38% for the quarter ended December 31, 2021. The adjusted yield on interest-earning assets was 4.56% for the quarter ended December 31, 2022 compared to 4.29% and 3.76% for the quarters ended September 30, 2022 and December 31, 2021, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits increased 46 basis points to 0.82% for the quarter ended December 31, 2022 compared to 0.36% for the quarter ended September 30, 2022 and increased 52 basis points compared to 0.30% for the quarter ended December 31, 2021. The increase in the cost of deposits compared to the quarters ended September 30, 2022 and December 31, 2021 resulted from both a higher average balance and an increase in rates paid on time deposits and from an increase in rates paid on interest-bearing demand deposits.

The cost of short-term borrowings increased 149 basis points to 3.89% for the quarter ended December 31, 2022 compared to 2.40% for the quarter ended September 30, 2022 and increased 367 basis points compared to 0.22% for the quarter ended December 31, 2021. The increase in the cost of short-term borrowings compared to the quarters ended September 30, 2022 and December 31, 2021 resulted from both a higher average balance and an increase in rates paid on short-term advances from the Federal Home Loan Bank, the cost of which is driven by the Federal Reserve’s federal funds rate.

The overall costs of funds for the quarter ended December 31, 2022 increased 66 basis points to 1.45% compared to 0.79% for the quarter ended September 30, 2022 and increased 93 basis points compared to 0.52% for the quarter ended December 31, 2021. The increase in the cost of funds for the quarter ended December 31, 2022 compared to the quarters ended September 30, 2022 and December 31, 2021 resulted from both a higher average balance and an increased cost of short-term borrowings and an increase in the cost of deposits.

Noninterest Income

Noninterest income for the fourth quarter of 2022 totaled $3.4 million, an increase of $0.8 million, or 29.1%, compared to the third quarter of 2022 and an increase of $1.8 million, or 104.7%, compared to the fourth quarter of 2021.

The increase in noninterest income compared to the quarter ended September 30, 2022 was primarily due to nontaxable income from insurance proceeds of $1.4 million recorded in the fourth quarter of 2022 related to an insurance policy for a former executive officer of the Company and the Bank, partially offset by a $0.6 million decrease in other operating income. The decrease in other operating income was primarily attributable to a $0.4 million decrease in the change in the net asset value of other investments and a $0.2 million decrease in derivative fee income. The increase in noninterest income compared to the quarter ended December 31, 2021 was primarily due to the $1.4 million in nontaxable income from insurance proceeds recorded in the fourth quarter of 2022 and a decrease of $0.3 million in loss on sale or disposition of fixed assets as a result of the Bank’s reclassification of two previous branch locations, totaling $1.9 million, to other real estate owned, net in the fourth quarter of 2021.

Noninterest Expense

Noninterest expense for the fourth quarter of 2022 totaled $13.9 million, a decrease of $2.1 million, or 12.9%, compared to the third quarter of 2022, and remained flat compared to the fourth quarter of 2021.

The decrease in noninterest expense for the quarter ended December 31, 2022 compared to the quarter ended September 30, 2022 was driven by a $1.8 million decrease in salaries and employee benefits and a $0.3 million decrease in other operating expenses. The decrease in salaries and employee benefits was primarily due to a $2.3 million ERC related to the second quarter of 2021, which was recognized as a credit to payroll taxes in the quarter ended December 31, 2022, partially offset by $0.6 million in severance pursuant to a separation agreement with a former executive officer of the Company and the Bank. The decrease in other operating expenses is driven by a decrease in collection and repossession expenses, the majority of which were related to the impaired loan relationship discussed in “Loans - Credit Quality” above.

For the quarter ended December 31, 2022 compared to the quarter ended December 31, 2021 salaries and employee benefits increased by $0.4 million, while other operating expenses decreased by $0.4 million. The increase in salaries and employee benefits was driven by $0.6 million in severance for a former executive officer of the Company and the Bank, partially offset by a $0.4 million increase in the ERC recorded in the fourth quarter of 2022 compared to the $1.9 million ERC recorded in the fourth quarter of 2021 related to the first quarter of 2021.

Taxes

Investar recorded income tax expense of $1.9 million for the quarter ended December 31, 2022, which equates to an effective tax rate of 17.5%, a decrease from the effective tax rates of 18.9% and 19.1% for the quarters ended September 30, 2022 and December 31, 2021, respectively. The decrease in the effective tax rate for the quarter ended December 31, 2022 compared to the quarters ended September 30, 2022 and December 31, 2021 primarily resulted from $1.4 million in nontaxable income from insurance proceeds recorded during the quarter.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.90 and $0.88, respectively, for the quarter ended December 31, 2022, compared to basic and diluted earnings per common share of $0.74 and $0.73, respectively, for the quarter ended September 30, 2022, and basic and diluted earnings per common share of $0.67 for the quarter ended December 31, 2021.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 31 branch locations serving Louisiana, Texas, and Alabama. At December 31, 2022, the Bank had 335 full-time equivalent employees and total assets of $2.8 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding PPP loans, accelerated fee income for PPP loans, interest recoveries, and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements in the United States caused by the ongoing COVID-19 pandemic and war in Ukraine, including but not limited to potential continued higher inflation and supply and labor constraints, which will depend on several factors, including the scope and duration of the pandemic and the war, their continued influence on the economy and financial markets, the impact on market participants on which we rely, and actions taken by governmental authorities and other third parties in response;

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including evolving risks to economic activity and our customers posed by the COVID-19 pandemic and the war in Ukraine and government actions taken to address their impact, the potential impact of the termination of various pandemic-related government support programs, and the potential impact of any future federal government shutdown and uncertainty relating to the federal government’s debt limit;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing, including potential continued increases in interest rates in 2023;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers, and the potential for higher realized or unrealized losses in our investment portfolio;

•	an anticipated increase in our allowance for loan losses in the first quarter of 2023 resulting from our adoption on January 1, 2023 of ASU 2016-13, and inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the announced cessation of the remaining U.S. dollar LIBOR setting after June 30, 2023, and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity;

•	ongoing disruptions in the oil and gas industry due to the significant fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	cyberattacks and other security breaches; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, and other adverse weather events, all of which have affected the Company’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism, an outbreak or intensifying of hostilities including the war in Ukraine or other international or domestic calamities, acts of God and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”).

For further information contact:

Investar Holding Corporation

John J. D’Angelo

President and Chief Executive Officer

(225) 227-2215

John.Dangelo@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2022	9/30/2022	12/31/2021	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$29,372	$27,002	$23,753	8.8%	23.7%
Total interest expense	6,853	3,535	2,286	93.9	199.8
Net interest income	22,519	23,467	21,467	(4.0)	4.9
Provision for loan losses	1,268	1,162	658	9.1	92.7
Total noninterest income	3,441	2,665	1,681	29.1	104.7
Total noninterest expense	13,913	15,967	13,912	(12.9)	0.0
Income before income tax expense	10,779	9,003	8,578	19.7	25.7
Income tax expense	1,881	1,699	1,642	10.7	14.6
Net income	$8,898	$7,304	$6,936	21.8	28.3

AVERAGE BALANCE SHEET DATA
Total assets	$2,677,604	$2,621,611	$2,595,211	2.1%	3.2%
Total interest-earning assets	2,552,448	2,468,357	2,385,896	3.4	7.0
Total loans	2,033,117	1,954,493	1,885,979	4.0	7.8
Total interest-bearing deposits	1,482,268	1,456,826	1,597,556	1.7	(7.2)
Total interest-bearing liabilities	1,872,870	1,772,960	1,734,170	5.6	8.0
Total deposits	2,072,288	2,069,603	2,200,718	0.1	(5.8)
Total stockholders’ equity	211,585	226,624	241,465	(6.6)	(12.4)

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.90	$0.74	$0.67	21.6%	34.3%
Diluted earnings per common share	0.88	0.73	0.67	20.5	31.3
Core earnings(1):
Core basic earnings per common share(1)	0.63	0.71	0.56	(11.3)	12.5
Core diluted earnings per common share(1)	0.62	0.71	0.56	(12.7)	10.7
Book value per common share	21.79	20.78	23.45	4.9	(7.1)
Tangible book value per common share(1)	17.43	16.40	19.20	6.3	(9.2)
Common shares outstanding	9,901,847	9,901,078	10,343,494	0.0	(4.3)
Weighted average common shares outstanding - basic	9,899,192	9,965,374	10,343,467	(0.7)	(4.3)
Weighted average common shares outstanding - diluted	10,032,446	10,086,249	10,413,713	(0.5)	(3.7)

PERFORMANCE RATIOS
Return on average assets	1.32%	1.11%	1.06%	18.9%	24.5%
Core return on average assets(1)	0.92	1.08	0.89	(14.8)	3.4
Return on average equity	16.69	12.79	11.40	30.5	46.4
Core return on average equity(1)	11.66	12.46	9.59	(6.4)	21.6
Net interest margin	3.50	3.77	3.57	(7.2)	(2.0)
Net interest income to average assets	3.34	3.55	3.28	(5.9)	1.8
Noninterest expense to average assets	2.06	2.42	2.13	(14.9)	(3.3)
Efficiency ratio(2)	53.59	61.10	60.10	(12.3)	(10.8)
Core efficiency ratio(1)	63.35	61.63	66.54	2.8	(4.8)
Dividend payout ratio	10.56	12.84	11.94	(17.8)	(11.6)
Net charge-offs to average loans	—	—	0.02	—	(100.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2022	9/30/2022	12/31/2021	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.41%	0.58%	1.28%	(29.3)%	(68.0)%
Nonperforming loans to total loans	0.51	0.65	1.58	(21.5)	(67.7)
Allowance for loan losses to total loans	1.16	1.15	1.11	0.9	4.5
Allowance for loan losses to nonperforming loans	228.44	176.63	70.59	29.3	223.6

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	7.84%	7.73%	9.65%	1.4%	(18.8)%
Tangible equity to tangible assets(1)	6.37	6.20	8.04	2.7	(20.8)
Tier 1 leverage ratio	8.53	8.48	8.12	0.6	5.0
Common equity tier 1 capital ratio(2)	9.41	9.65	9.45	(2.5)	(0.4)
Tier 1 capital ratio(2)	9.81	10.08	9.90	(2.7)	(0.9)
Total capital ratio(2)	12.74	13.15	12.99	(3.1)	(1.9)
Investar Bank:
Tier 1 leverage ratio	9.89	9.84	9.60	0.5	3.0
Common equity tier 1 capital ratio(2)	11.37	11.70	11.72	(2.8)	(3.0)
Tier 1 capital ratio(2)	11.37	11.70	11.72	(2.8)	(3.0)
Total capital ratio(2)	12.43	12.77	12.75	(2.7)	(2.6)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for December 31, 2022.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2022	September 30, 2022	December 31, 2021
ASSETS
Cash and due from banks	$30,056	$31,711	$38,601
Interest-bearing balances due from other banks	10,010	4,302	57,940
Federal funds sold	193	—	500
Cash and cash equivalents	40,259	36,013	97,041

Available for sale securities at fair value (amortized cost of $467,316, $477,242, and $356,639, respectively)	405,167	413,186	355,509
Held to maturity securities at amortized cost (estimated fair value of $7,922, $8,951, and $10,727, respectively)	8,305	9,373	10,255
Loans held for sale	—	—	620
Loans, net of allowance for loan losses of $24,364, $23,164, and $20,859, respectively	2,080,403	1,982,513	1,851,153
Equity securities	27,254	26,629	16,803
Bank premises and equipment, net of accumulated depreciation of $22,025, $21,421, and $19,149, respectively	49,587	50,327	58,080
Other real estate owned, net	682	2,326	2,653
Accrued interest receivable	12,749	11,915	11,355
Deferred tax asset	16,438	16,587	2,239
Goodwill and other intangible assets, net	43,147	43,360	44,036
Bank-owned life insurance	57,379	57,033	51,074
Other assets	12,437	12,432	12,385
Total assets	$2,753,807	$2,661,694	$2,513,203

LIABILITIES
Deposits
Noninterest-bearing	$580,741	$590,610	$585,465
Interest-bearing	1,501,624	1,462,073	1,534,801
Total deposits	2,082,365	2,052,683	2,120,266
Advances from Federal Home Loan Bank	387,000	333,100	78,500
Federal funds purchased	—	168	—
Repurchase agreements	—	—	5,783
Subordinated debt, net of unamortized issuance costs	44,225	44,201	42,989
Junior subordinated debt	8,515	8,484	8,384
Accrued taxes and other liabilities	15,920	17,358	14,683
Total liabilities	2,538,025	2,455,994	2,270,605

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,901,847, 9,901,078, and 10,343,494 shares issued and outstanding, respectively	9,902	9,901	10,343
Surplus	146,587	146,155	154,932
Retained earnings	108,206	100,247	76,160
Accumulated other comprehensive (loss) income	(48,913)	(50,603)	1,163
Total stockholders’ equity	215,782	205,700	242,598
Total liabilities and stockholders’ equity	$2,753,807	$2,661,694	$2,513,203

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the twelve months ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
INTEREST INCOME
Interest and fees on loans	$25,958	$23,924	$22,248	$93,373	$90,230
Interest on investment securities	3,086	2,874	1,291	10,278	4,500
Other interest income	328	204	214	918	812
Total interest income	29,372	27,002	23,753	104,569	95,542

INTEREST EXPENSE
Interest on deposits	3,052	1,315	1,217	6,250	7,487
Interest on borrowings	3,801	2,220	1,069	8,534	4,241
Total interest expense	6,853	3,535	2,286	14,784	11,728
Net interest income	22,519	23,467	21,467	89,785	83,814

Provision for loan losses	1,268	1,162	658	2,922	22,885
Net interest income after provision for loan losses	21,251	22,305	20,809	86,863	60,929

NONINTEREST INCOME
Service charges on deposit accounts	799	820	674	3,090	2,422
Gain on call or sale of investment securities, net	—	—	—	6	2,321
Loss on sale or disposition of fixed assets, net	(67)	(103)	(406)	(258)	(408)
Gain (loss) on sale of other real estate owned, net	2	50	—	9	(5)
Swap termination fee income	—	—	—	8,077	1,835
Gain on sale of loans	—	—	80	37	199
Servicing fees and fee income on serviced loans	13	17	37	74	204
Interchange fees	492	511	527	2,036	1,920
Income from bank owned life insurance	346	341	308	1,305	1,146
Change in the fair value of equity securities	12	(27)	10	(90)	214
Income from insurance proceeds	1,384	—	—	1,384	—
Other operating income	460	1,056	451	2,680	2,194
Total noninterest income	3,441	2,665	1,681	18,350	12,042
Income before noninterest expense	24,692	24,970	22,490	105,213	72,971

NONINTEREST EXPENSE
Depreciation and amortization	1,071	1,087	1,240	4,435	4,988
Salaries and employee benefits	7,545	9,345	7,146	34,974	35,527
Occupancy	713	810	778	2,915	2,753
Data processing	1,006	861	678	3,600	3,112
Marketing	74	84	106	262	275
Professional fees	436	460	467	1,774	1,585
Loss on early extinguishment of subordinated debt	—	—	—	222	—
Acquisition expense	—	—	—	—	2,448
Other operating expenses	3,068	3,320	3,497	12,683	12,374
Total noninterest expense	13,913	15,967	13,912	60,865	63,062
Income before income tax expense	10,779	9,003	8,578	44,348	9,909
Income tax expense	1,881	1,699	1,642	8,639	1,909
Net income	$8,898	$7,304	$6,936	$35,709	$8,000

EARNINGS PER SHARE
Basic earnings per common share	$0.90	$0.74	$0.67	$3.54	$0.77
Diluted earnings per common share	0.88	0.73	0.67	3.50	0.76
Cash dividends declared per common share	0.095	0.095	0.08	0.365	0.31

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2022			September 30, 2022			December 31, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,033,117	$25,958	5.07%	$1,954,493	$23,924	4.86%	$1,885,979	$22,248	4.68%
Securities:
Taxable	466,881	2,978	2.53	466,012	2,769	2.36	287,692	1,156	1.59
Tax-exempt	16,958	108	2.52	16,528	105	2.50	20,267	135	2.63
Interest-bearing balances with banks	35,492	328	3.67	31,324	204	2.58	191,958	214	0.44
Total interest-earning assets	2,552,448	29,372	4.57	2,468,357	27,002	4.34	2,385,896	23,753	3.95
Cash and due from banks	33,363			33,291			47,384
Intangible assets	43,262			43,472			44,156
Other assets	71,972			98,936			139,064
Allowance for loan losses	(23,441)			(22,445)			(21,289)
Total assets	$2,677,604			$2,621,611			$2,595,211

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$822,871	$1,084	0.52%	$887,040	$594	0.27%	$939,789	$413	0.17%
Brokered demand deposits	—	—	—	—	—	—	16,405	2	0.04
Savings deposits	160,046	18	0.04	173,582	20	0.05	178,751	43	0.09
Time deposits	499,351	1,950	1.55	396,204	701	0.70	462,611	759	0.65
Total interest-bearing deposits	1,482,268	3,052	0.82	1,456,826	1,315	0.36	1,597,556	1,217	0.30
Short-term borrowings	284,384	2,785	3.89	191,210	1,156	2.40	6,772	4	0.22
Long-term debt	106,218	1,016	3.79	124,924	1,064	3.38	129,842	1,065	3.26
Total interest-bearing liabilities	1,872,870	6,853	1.45	1,772,960	3,535	0.79	1,734,170	2,286	0.52
Noninterest-bearing deposits	590,020			612,777			603,162
Other liabilities	3,129			9,250			16,414
Stockholders’ equity	211,585			226,624			241,465
Total liability and stockholders’ equity	$2,677,604			$2,621,611			$2,595,211
Net interest income/net interest margin		$22,519	3.50%		$23,467	3.77%		$21,467	3.57%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the twelve months ended
	December 31, 2022			December 31, 2021
		Interest			Interest
	Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,937,255	$93,373	4.82%	$1,902,070	$90,230	4.74%
Securities:
Taxable	442,767	9,796	2.21	275,963	3,948	1.43
Tax-exempt	18,746	482	2.57	20,259	552	2.73
Interest-bearing balances with banks	45,542	918	2.02	176,349	812	0.46
Total interest-earning assets	2,444,310	104,569	4.28	2,374,641	95,542	4.02
Cash and due from banks	34,327			39,262
Intangible assets	43,588			41,299
Other assets	103,711			138,096
Allowance for loan losses	(22,093)			(20,704)
Total assets	$2,603,843			$2,572,594

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$900,405	$2,411	0.27%	$858,660	$2,398	0.28%
Brokered demand deposits	1,773	7	0.42	77,432	715	0.92
Savings deposits	173,460	79	0.05	168,194	247	0.15
Time deposits	427,498	3,753	0.88	508,954	4,127	0.81
Total interest-bearing deposits	1,503,136	6,250	0.42	1,613,240	7,487	0.46
Short-term borrowings	134,192	4,093	3.05	9,323	19	0.20
Long-term debt	127,288	4,441	3.49	129,318	4,222	3.26
Total interest-bearing liabilities	1,764,616	14,784	0.84	1,751,881	11,728	0.67
Noninterest-bearing deposits	600,286			553,083
Other liabilities	10,425			18,852
Stockholders’ equity	228,516			248,778
Total liability and stockholders’ equity	$2,603,843			$2,572,594
Net interest income/net interest margin		$89,785	3.67%		$83,814	3.53%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR ACCELERATED PPP INCOME, INTEREST RECOVERIES, AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2022			September 30, 2022			December 31, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,033,117	$25,958	5.07%	$1,954,493	$23,924	4.86%	$1,885,979	$22,248	4.68%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		—			58			812
Interest recoveries		—			121			119
Accretion		66			142			211
Adjusted loans	2,033,117	25,892	5.05	1,954,493	23,603	4.79	1,885,979	21,106	4.44
Securities:
Taxable	466,881	2,978	2.53	466,012	2,769	2.36	287,692	1,156	1.59
Tax-exempt	16,958	108	2.52	16,528	105	2.50	20,267	135	2.63
Interest-bearing balances with banks	35,492	328	3.67	31,324	204	2.58	191,958	214	0.44
Adjusted interest-earning assets	2,552,448	29,306	4.56	2,468,357	26,681	4.29	2,385,896	22,611	3.76

Total interest-bearing liabilities	1,872,870	6,853	1.45	1,772,960	3,535	0.79	1,734,170	2,286	0.52

Adjusted net interest income/adjusted net interest margin		$22,453	3.49%		$23,146	3.72%		$20,325	3.38%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR PPP LOANS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2022			September 30, 2022			December 31, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,033,117	$25,958	5.07%	$1,954,493	$23,924	4.86%	$1,885,979	$22,248	4.68%
Adjustments:
PPP loans	1,886	9	1.92	2,458	70	11.27	33,182	975	11.69
Adjusted loans	2,031,231	25,949	5.07	1,952,035	23,854	4.85	1,852,797	21,273	4.56
Securities:
Taxable	466,881	2,978	2.53	466,012	2,769	2.36	287,692	1,156	1.59
Tax-exempt	16,958	108	2.52	16,528	105	2.50	20,267	135	2.63
Interest-bearing balances with banks	35,492	328	3.67	31,324	204	2.58	191,958	214	0.44
Adjusted interest-earning assets	2,550,562	29,363	4.57	2,465,899	26,932	4.33	2,352,714	22,778	3.84

Total interest-bearing liabilities	1,872,870	6,853	1.45	1,772,960	3,535	0.79	1,734,170	2,286	0.52

Adjusted net interest income/adjusted net interest margin		$22,510	3.50%		$23,397	3.76%		$20,492	3.46%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2022	September 30, 2022	December 31, 2021
Tangible common equity
Total stockholders’ equity	$215,782	$205,700	$242,598
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	2,959	3,172	3,848
Trademark intangible	100	100	100
Tangible common equity	$172,635	$162,340	$198,562
Tangible assets
Total assets	$2,753,807	$2,661,694	$2,513,203
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	2,959	3,172	3,848
Trademark intangible	100	100	100
Tangible assets	$2,710,660	$2,618,334	$2,469,167

Common shares outstanding	9,901,847	9,901,078	10,343,494
Tangible equity to tangible assets	6.37%	6.20%	8.04%
Book value per common share	$21.79	$20.78	$23.45
Tangible book value per common share	17.43	16.40	19.20

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		For the three months ended
		December 31, 2022	September 30, 2022	December 31, 2021
Net interest income	(a)	$22,519	$23,467	$21,467
Provision for loan losses		1,268	1,162	658
Net interest income after provision for loan losses		21,251	22,305	20,809

Noninterest income	(b)	3,441	2,665	1,681
Loss on sale or disposition of fixed assets, net		67	103	406
Gain on sale of other real estate owned, net		(2)	(50)	—
Change in the fair value of equity securities		(12)	27	(10)
Income from insurance proceeds(1)		(1,384)	—	—
Change in the net asset value of other investments(2)		44	(305)	—
Core noninterest income	(d)	2,154	2,440	2,077

Core earnings before noninterest expense		23,405	24,745	22,886

Total noninterest expense	(c)	13,913	15,967	13,912
Severance(3)		(624)	—	(5)
Employee Retention Credit, net of consulting fees(4)		2,342	—	1,759
Core noninterest expense	(f)	15,631	15,967	15,666

Core earnings before income tax expense		7,774	8,778	7,220
Core income tax expense(5)		1,555	1,659	1,379
Core earnings		$6,219	$7,119	$5,841

Core basic earnings per common share		0.63	0.71	0.56

Diluted earnings per common share (GAAP)		$0.88	$0.73	$0.67
Loss on sale or disposition of fixed assets, net		0.01	0.01	0.03
Income from insurance proceeds(1)		(0.14)	—	—
Change in the net asset value of other investments(2)		—	(0.03)	—
Severance(3)		0.05	—	—
Employee Retention Credit, net of consulting fees(4)		(0.18)	—	(0.14)
Core diluted earnings per common share		$0.62	$0.71	$0.56

Efficiency ratio	(c) / (a+b)	53.59%	61.10%	60.10%
Core efficiency ratio	(f) / (a+d)	63.35	61.63	66.54
Core return on average assets(6)		0.92	1.08	0.89
Core return on average equity(6)		11.66	12.46	9.59
Total average assets		$2,677,604	$2,621,611	$2,595,211
Total average stockholders’ equity		211,585	226,624	241,465

(1) Income from insurance proceeds represents nontaxable income related to an insurance policy for a former executive officer of the Company and the Bank.
(2) Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds and is included in other operating income in the accompanying consolidated statements of income.
(3) Severance in the fourth quarter of 2022 represents a comprehensive severance package for a former executive officer of the Company and the Bank.
(4) ERC represents a broad based refundable payroll tax credit that incentivized businesses to retain employees on the payroll during the COVID-19 pandemic.

(5) Core income tax expense for the quarter ended December 31, 2022 is calculated using an effective tax rate of 20.0%, which is adjusted to account for the exclusion of the income from insurance proceeds, which is nontaxable income, from the calculation of core earnings. Core income tax expense is calculated using the effective tax rates of 18.9% and 19.1% for the quarters ended September 30, 2022 and December 31, 2021, respectively.

(6) Core earnings used in calculation. No adjustments were made to average assets or average equity.